Exhibit 99.1

Apex Silver Reports Second Quarter 2008 Results

DENVER—(MARKET WIRE)—August 12, 2008—Apex Silver Mines Limited (AMEX:SIL) today announced results for the second quarter 2008.

HIGHLIGHTS

•              Ramp-up Throughput.  San Cristóbal concentrator throughput for the second quarter averaged 34,000 tonnes per day, approximately 85% of the 40,000 tonnes per day design capacity. The key focus is now on the final ramp up to consistent 40,000 tonnes per day throughput and improvements to metals recovery.

•              Production.  Production from San Cristóbal for the second quarter 2008 totaled approximately 84,000 tonnes of zinc concentrate and 23,000 tonnes of lead concentrate, containing approximately 4.2 million ounces of payable silver, 42,000 tonnes of payable zinc and 15,000 tonnes of payable lead.

•              Sales.  Revenues totaled $60 million for the second quarter. Concentrates sold contained approximately 1.6 million ounces of payable silver, 26,500 tonnes of payable zinc and 5,400 tonnes of payable lead. The company received an additional $53 million in the second quarter for concentrates shipped in the second quarter, which was recorded as deferred revenue.  This amount, net of market adjustments, will be recorded as sales in the third quarter when risk of loss passes at the port of destination.

•              Operating Costs. The company has adopted a new presentation for cash costs. Average cash operating costs for the quarter, which includes the mining royalty (complementary mining tax), were $1.42 per ounce for silver or $0.24 per pound for zinc produced. For the six months ending June 30, 2008 average cash operating costs were $0.43 per ounce silver or $0.26 per pound zinc. Average cash operating costs include byproduct credits. Operating costs were adversely affected by increased costs for diesel fuel, reagents and other consumables.

•              Gain on Metal Derivatives.  The company recorded for the second quarter a $223 million mark to market gain related to its metal derivative positions, which is primarily the result of declining lead and zinc prices during the period.

•              Income from Operations.  Income from operations totaled $204 million, including the $223 million gain on metal derivative positions.

•              Net Income.  Net income for the quarter was $178 million, or $2.57 per diluted share, including the gain on metal derivative positions and a gain of $63 million related to the sale of the deferred payment right to Sumitomo for $70 million.

•              Apex Liquidity.  At June 30, 2008, the company had cash, cash equivalents and investments totaling $214 million, of which $92 was unrestricted cash and investments, including the proceeds of the sale of the deferred payment right.  The company faces significant financial obligations in the second half of 2008 and during 2009 that are expected to exceed currently available funding sources. The company continues to explore alternatives to manage costs, as well as other actions to preserve and improve liquidity, while remaining focused on execution of the San Cristóbal operating plan.

APEX SILVER MINES CORPORATION  -  A Services Company

1700 Lincoln Street  -  Suite 3050  -  Denver, Colorado 80203  -  Telephone (303) 839-5060  -  Fax (303) 839-5907

•              Minera San Cristóbal Line of Credit.   The company has approved a $50 million subordinated unsecured line of credit to be entered into by Minera San Cristóbal as borrower, with a subsidiary of Sumitomo as lender, and an initial loan of $15 million.  The line of credit is expected to be effective during the week of August 11, 2008, and will permit borrowings by Minera San Cristóbal until October 21, 2008.

Note: All information is presented on a 100% basis unless otherwise noted. Apex owns 65% and Sumitomo 35% of the San Cristóbal mine.

Summary Financial and Operating Data

	Three Months Ended June 30			Six Months Ended June 30
	2008		2007	2008	2007
	(in thousands, except share data)			(in thousands, except share data)
Sales of concentrates	59,678	(a)	—	196,531	—
Costs applicable to sales (exclusive of amounts shown separately below)	(62,605	)(b)	—	(131,760)	—
Gain (loss) on commodity derivatives	223,463	(c)	(165,647)	195,638	(57,341)
Income (loss) from operations	204,300		(173,714)	226,484	(73,698)
Gain on sale of interest in subsidiary	63,071	(d)	—	63,071	—
Income taxes	(11,242	)(e)	(47)	(21,802)	(94)
Minority interest in loss (income) of consolidated subsidiaries	(62,824	)(f)	23,402	(35,130)	28,332
Net income (loss) per Ordinary Share - basic	3.01		(2.45)	3.45	(0.54)
Net income (loss) per Ordinary Share - diluted	2.57		(2.45)	2.94	(0.54)

Cash and cash equivalents - end of period				82,188	151,156

a.                           During the second quarter 2008, the company recorded sales of concentrates of $59.7 million, net of $11.4 million negative settlement and mark—to market adjustments related to sales made in prior periods.

b.                          These costs relate to mining, milling, marketing, mining royalties and transportation of concentrate sold to customers.

c.                           For the second quarter 2008 the company recorded a gain related to its metal derivative positions in the amount of $223 million.  Gains and losses are the result of marking—to market open metal derivative positions and to the settlement of metal derivative positions during the period, as compared to the previous quarter, based upon changes in spot and forward prices for silver, zinc and lead. The gain for the second quarter 2008 is primarily the result of declining lead and zinc prices during the period.

d.                          Amount reflects the gain related to the sale of deferred payment to Sumitomo.

e.                           During the second quarter 2008 the company recorded income tax expense of $11.2 million as compared to $0.1 million for the second quarter 2007, due primarily to taxable income generated at the San Cristóbal mine.

f.                             During the second quarter 2008, the company allocated gains to the minority interest holder of $62.8 million as compared to allocated losses of $23.4 million for the second quarter 2007.  The 2008 $62.8 million minority interest expense is primarily related to Sumitomo’s interest in certain gains primarily related to the open metal derivative positions required by the San Cristobal project finance facility (“the Facility”).  Also during the second quarter 2008, Sumitomo advanced an additional $5.3 million to fund its share of operating costs related to the San Cristóbal mine, and the company recorded $2.3 million of interest due Sumitomo on its share of advances to fund the San Cristóbal mine

Operations Update

San Cristóbal concentrator throughput, metal recovery, concentrate production and payable metals production continued to improve during the second quarter 2008.  Concentrator throughput for the second quarter averaged 34,000 tonnes per day, approximately 85% of the 40,000 tonnes per day designed capacity.

Average throughput in June was approximately 36,000 tonnes per day, which together with zinc concentrate production of approximately 34,000 dry tonnes and lead concentrate production of approximately 10,000 dry tonnes, exceeded first quarter monthly average throughput by 35%, zinc concentrate production by 72% and lead concentrate production by 102%.

In May, Minera San Cristóbal concluded a successful 14-day throughput test under the engineering, procurement, and construction management contract.  During the test period, mill throughput averaged 43,000 tonnes per day.  The plant ran near 50,000 tonnes per day on several days during the test. The plant’s ability to maintain grind size at higher tonnage rates confirms that the liberation of the minerals is possible at higher throughputs.

	Jan-08	Feb-08	Mar-08	Apr-08	May-08	Jun-08
Mining (000’s)
Total tonnes mined	2,802	3,182	3,682	3,890	3,677	4,033
Milling (000’s)
Total tonnes milled	814	751	842	946	1,048	1,080

Recovery rate - silver	62%	65%	67%	68%	70%	65%
Recovery rate - zinc	76%	82%	76%	73%	78%	78%
Recovery rate - lead	65%	73%	65%	64%	70%	74%
Concentrate produced (000’s)
Zinc (dry tonnes)	17	20	23	24	26	34
Lead (dry tonnes)	5	5	5	6	7	10

	1Q08	2Q08
Total mining cost / tonne of total material	$1.80	$1.49
Total milling cost(1) / tonne of ore	$10.91	$10.88
Total site support costs / tonne of con. produced(2)	$196	$202
Mining royalty / tonne of con. produced	$118	$106
Sea freight cost / tonne of con. produced	$112	$121

(1)                      Includes plant, maintenance and engineering costs

(2)                      Includes all other site support costs and land freight costs

Payable production during the second quarter totaled approximately 4.2 million ounces of silver, 42,000 tonnes of zinc and 15,000 tonnes of lead, reflecting increases of 42%, 43% and 45% respectively over first quarter payable production.

Payable Production (000’s)	2007	1Q08	2Q08	% 2Q08 vs 1Q08
Silver (oz)	2,200	2,948	4,191	42%
Zinc (tonnes)	19	29	42	43%
Lead (tonnes)	8	10	15	45%

		1Q08	2Q08
Strip ratio		1.0	1.0
Average Mill Feed Grades	Silver (g/t)	63	68
	Zinc	1.88%	2.04%
	Lead	0.62%	0.70%
Average Concentrate Grades	Silver in Zn (g/t)	585	505
	Silver in Pb (g/t)	4,668	4,537
	Zinc	58%	58%
	Lead	68%	68%

Notes:

Strip ratio =  waste mined / [sulfide ore + oxide ore mined ] , where the ore mined includes stockpiled sulfides and oxides as well as sulfide ore fed to mill

The company continues to improve process water availability, which has increased from approximately 27,000 cubic meters per day in February to more than 40,000 cubic meters per day in June. This should now allow for sufficient process water to sustain 40,000 tonnes per day throughput.

The company also has experienced higher than expected silica levels in certain concentrate shipments and is implementing process improvements intended to reduce these levels. This is not expected to materially affect operating income.

Due primarily to lower production during the first six months of 2008, the company now projects full year 2008 production of approximately 15 million ounces of payable silver, 190,000 tonnes of payable zinc and 60,000 tonnes of payable lead.

The primary focus in the plant during the remainder of 2008 will be continued optimization of the flotation plant to improve metal recoveries, including reagent controls and training programs.

Jeffrey Clevenger, President and Chief Executive Officer, said, “We are pleased with San Cristóbal’s progress in the second quarter, and especially the improvement in performance metrics in June.  Our focus on plant optimization is evident in our results and we expect continued operating improvements.  The hard work and dedication of our team is unsurpassed and is the critical contributing factor to our progress at San Cristóbal.”

Sales of Concentrates

At June 30, 2008 the company had received payments totaling $53 million for concentrates shipped to certain European smelters during the second quarter that have been recorded as deferred revenue.  Under the company’s accounting policies, revenue is not recorded until both title and risk of loss have passed to the customer.  Consistent with commercial practice, risk of loss for shipments to smelters in Europe typically passes at the port of destination.  The company expects to recognize $53 million of deferred revenue, net of market adjustments, as revenue during the third quarter 2008.

During the second quarter 2008 silver prices remained relatively unchanged while lead and zinc prices declined by approximately 40% and 20%, respectively.  During the second quarter 2008, the company recorded a net reduction to sales of $11.4 million as a result of marking to market previous period provisional sales.  This net reduction in sales included $6.1 million of provisional payments returned or to be returned to the smelters and a $5.4 million reduction in amounts receivable from the smelters at June 30, 2008.

Payable Metal Sold (000’s)	2007	1Q08	2Q08
Silver (oz)	999	3,473	1,645
Zinc (tonnes)	29	25	27
Lead (tonnes)	7	12	5

Liquidity and Capital Resources

At June 30, 2008, the company’s aggregate cash, restricted cash, short- and long-term investments were $213.9 million, including $70.0 million received from the sale of the deferred payment obligation to Sumitomo, compared to an aggregate of $220.7 million in cash, restricted cash, short- and long-term investments and restricted investments at December 31, 2007.  Cash and investments at June 30, 2008 included $82.2 million of unrestricted cash and cash equivalents, $7.1 million of unrestricted short-term investments, $2.2 million of long-term investments, $20.0 million of currently illiquid auction rate securities (“ARS”) classified as long-term, $91.0 million of cash, of which $30.3 million is recorded as current, that is restricted to collateralize the open metal derivative positions required by the Facility, and $11.4 million of cash that is restricted to support operating requirements at the San Cristóbal mine and Facility debt service.  At June 30, 2008, the company’s aggregate unrestricted cash and investments totaled $91.5 million.

The San Cristóbal mining operations are experiencing increased operating costs resulting from continued increases in oil and other commodity prices that have driven up the cost of diesel fuel, reagents and other materials consumed in the operation, as well as costs for mining, transportation and power.  And as previously disclosed, treatment costs for lead and zinc concentrates have increased, with smelting charges for lead concentrates doubling from a year ago and charges for zinc concentrates rising approximately 30% due to greater demand for smelter capacity resulting from increased world concentrate supplies.  Increased operating costs and a decline in metals prices of approximately 40% percent for lead and 20% for zinc from the first quarter of 2008 have reduced operating margins and have had a negative impact on cash flow available to fund San Cristóbal’s operations.  The reduced operating margins will make it unlikely that San Cristóbal will generate the cash flow necessary to continue to settle metal derivative positions without additional contributions from the company and Sumitomo.    The company and Sumitomo contributed $97 million to the San Cristóbal operation in the first six months of 2008, and have contributed an additional $55 million to date in the third quarter.  The company’s share of 2008 contributions has totaled $94 million.

The company faces significant financial obligations in the second half of 2008 and during 2009 that are expected to exceed available funding sources   The company projects that an additional $125 million in funding will be required from August 2008 through June 2009. In addition the company does not expect San Cristóbal to achieve “completion” by year-end 2008 as required by the Facility.  Failure to achieve completion would constitute an event of default under the Facility, entitling the lenders to accelerate repayment of all indebtedness and derivative liabilities, and could also result in a default under the company’s convertible notes.  The company and Sumitomo may seek a one year extension of the completion test through year-end 2009, but the company cannot predict whether or when the lenders would consider an extension or the terms on which they would be willing to do so.

The company has completed negotiation of and approved a $50 million subordinated unsecured line of credit to be entered into by MSC as borrower, with a subsidiary of Sumitomo as lender, and an initial loan of $15 million. The line of credit permits borrowings by MSC until October 31, 2008. The company expects that the line of credit will become effective during the week of August 11, 2008, upon satisfaction of customary closing conditions, and that the initial loan will be extended promptly thereafter.

Notwithstanding this new line of credit, the company believes that it is likely to require a significant restructuring of its operations or indebtedness based on the foregoing factors and its projections with respect to the San Cristóbal mine. The company has engaged Jefferies & Company, Inc. as its financial advisor to assist it in reviewing strategic and financial alternatives, which could include new debt or equity financing, a sale of additional interests in San Cristóbal or in one or more of the company’s exploration properties or a restructuring, refinancing or amendment of the Facility or the related metal derivative positions.

Cash Costs

The company has revised its presentation of cash operating costs for silver and zinc production.  The previous presentation required an allocation of site operating costs between silver and zinc based on the relative sales values of the two metals.  Because prices for these metals constantly vary, cost allocations may not appropriately reflect underlying operating fundamentals.  The revised presentation reports cash operating costs on two separate, alternative bases.  Cash operating costs for silver are calculated by assuming that San Cristóbal produces silver with zinc and lead by-products.  Total operating costs are allocated to silver, and estimated revenue from zinc and lead production is credited against those costs.  Likewise, cash operating costs for zinc are calculated by assuming that San Cristóbal produces zinc with silver and lead by-products.  Total operating costs are allocated to zinc, and estimated revenue generated from silver and lead production is credited against those costs.  The presentation reflects operating cash costs for silver or zinc production during the period and is not necessarily indicative of operating profit or cash flow determined under GAAP.  The company believes that the revised presentation provides a more reliable indication of the cash generating capabilities of the mining operation and a more useful metric for purposes of managing and evaluating operating performance.  See “Non-GAAP Financial Measures” at the end of this press release.

Cash Operating Cost — New Presentation

Production Basis. YTD Results	$M	Unit Basis
Ag ($/oz.)
Site costs	$159.4	$22.32
Silver refining	$2.2	$0.30
Lead by-product credit	$(47.0)	$(6.58)
Zinc by-product credit	$(111.5)	$(15.62)
Ag Net cash cost	$3.0	$0.43
Zn ($/lb.)
Site costs	$159.4	$1.02
Zinc treatment	$48.7	$0.31
Lead by-product credit	$(47.0)	$(0.30)
Silver by-product credit	$(121.1)	$(0.77)
Zn Net cash cost	$40.0	$0.26

Note: site costs include $20.2 million of mining royalty

Average Cash Operating Costs — Comparison of Previous Method with New Method

	1Q08	2Q08
Old Presentation, Production Basis
Ag ($/oz.)	$(0.79)	$(0.31)
Zn ($/lb.)	$1.02	$0.89
New Presentation, Silver Production Basis
Ag ($/oz.)	$(1.37)	$1.42
New Presentation, Zinc Production Basis
Zn ($/lb.)	$0.26	$0.24

The company now expects average cash operating costs per payable ounce of silver to range from approximately $0.50 to $0.75 (assuming credits for zinc of $0.85 per payable pound of zinc produced and credits for lead of $0.85 per payable pound of lead produced) or a range of approximately $0.15 to $0.20 per payable pound of zinc (assuming credits for silver of $17.00 per payable ounce of silver produced and credits for lead of $0.85 per payable pound of lead produced).

Settlement of Metal Derivative Positions

During 2005, the company entered into certain forward sales, and put and call options for silver, zinc and lead in order to comply with requirements under the Facility.  Because of significant increases in spot and forward prices for each of these metals, the company has recognized significant non-cash, mark—to market losses on these metal derivative positions.  Since these metal derivative positions began to mature in July 2007, the company has been required to make cash payments to settle the maturing positions.  During the first six months of 2008 the company made cash payments of $112 million to settle maturing metal derivative positions.  The amount of cash required to settle the remaining metal derivative positions will not be known until the positions are closed on their settlement dates.  At June 30, 2008 prices, the company estimates cash settlement costs associated with the remaining metal derivative positions maturing in 2008 to be approximately $115 million, with approximately equal amounts of derivatives maturing monthly.

Exploration Update

The company continues to advance exploration from a portfolio of exploration projects in several countries, including Argentina, Mexico, Peru and Bolivia.

Argentina.

El Quevar.  The second phase of drilling at the El Quevar project in northern Argentina was  completed during the second quarter, with 78 holes drilled to date totaling about 15,500 meters of drilling, with 10,650 meters drilled during 2008.  The 2007 drilling established the presence of high-grade silver mineralization in parallel structures aggregating more than a mile in length and as much as 80 to 100 feet wide.  This second drilling phase is designed to provide close-spaced drill intercepts that can be used to support a preliminary economic assessment study.  Drilling has extended the zone of known mineralization to at least 300 meters depth in several areas.  During the second quarter, the company has also discovered another mineralized vein system at Copan, located about 500 meters south of the main zone.  Assay results from the first drill hole in this new zone returned 236 g/t silver over a 9 meter intercept (7.6 ounces over 29 feet).  The true width is estimated to be about 80% of the drilled intercept.  Preliminary metallurgical studies indicate that excellent silver recoveries can be expected.  El Quevar is a joint venture with Minera Hochschild under which Apex Silver has now earned an 80% interest.

Chinchilla.  The company has identified a potentially significant silver-zinc prospect at the Chinchilla property in northern Argentina. Several cross-cutting intrusive breccia bodies contain disseminated mineralization over an area almost one mile in length and 1500 to 2000 feet in width.  Test pits and trench sampling have returned values ranging up to 7% zinc and 400 grams per tonne of silver.  A geophysical survey of the area has been completed and indicates several areas of high priority for exploration.  During the second quarter, the company completed an initial seven hole diamond drilling program totaling 2200 meters of drilling.  Field reports indicate that all holes encountered mineralization.  The company has received preliminary results from the upper 75 meters of the first 320 meter hole which averages 1.56% zinc, 0.75% lead and 49 g/t silver.  The company controls 100% of the project.

Mexico

Muleros.  First-phase drilling was completed during the second quarter at the company’s 100%-owned Muleros Project north of Zacatecas, Mexico.  Thirty-one shallow drill holes have been completed, and mineralized veins have been intercepted in every hole.  The company has initiated a program of deeper drilling in selected areas to further test the silver-gold-base metal mineralization identified to date.

Peru

Anita.  Detailed mapping and sampling was completed during the second quarter on the 100%-owned Anita project, located north of Barrick’s Pierina gold mine in the Department of Ancash in northern Peru.  Field work has outlined a potentially significant zone of veining and stockwork mineralization associated with shallow-level volcanic intrusion and associated volcanic rocks.  Sampling has returned encouraging values of gold, silver and base metals in several areas.  A geophysical survey has been completed, and the results indicate several areas of interest that the company is evaluating for drill testing.

Bolivia

San Cristóbal.  Drill programs advanced during the second quarter at the San Cristóbal mine in Bolivia. These programs are designed to further define areas of potentially higher-grade zinc-silver-lead mineralization in areas within and adjacent to the existing mine.  Twenty four core holes have been completed at the Animas prospect, located about one kilometer southwest of the current open pit boundary.  This drilling has been successful in defining a zone of zinc-silver-lead mineralization in volcaniclastic and intrusive rocks approximately 450 meters long and 175 meters wide to a depth of about 250 meters that contains mineralization with average values equal to or greater than the average values in the main San Cristóbal ore body.

In addition, a program of 20 diamond core holes is being conducted on the Colon target, located on the southern edge of the ultimate pit boundary at San Cristóbal. A total of 14 drill holes were completed during the second quarter. This drilling is designed to define additional higher-grade zinc-silver lead mineralization indicated by earlier wide-spaced drilling.  Fourteen holes have been completed to date, with no results yet received.

Complete drill and sample results will be published on the company’s website (www.apexsilver.com) and updated periodically.

Earnings Call

An earnings conference call and live web cast have been scheduled for Tuesday, August 12, 2008 at 10:00 a.m. Eastern time.  The call will be hosted by Jeffrey Clevenger, President and Chief Executive Officer, joined by other members of the Apex management team.

Conference call and web cast information:

Dial-In Numbers

Toll free dial-in number (US and Canada):	(877) 726-1735
Toll dial-in number (International):	(706) 679-4764

Conference ID:	57735717

Webcast

A live webcast can be accessed at: www.ApexSilver.com

Call Replay (available for one week after the call)

Toll free dial-in number (US and Canada):	(800) 642-1687
Toll dial-in number (International):	(706) 645-9291

Replay ID:	57735717

Non GAAP Financial Measures

The company uses the terms “estimated cash operating cost” and “average cash operating costs”, which differ from measures of performance determined in accordance with generally accepted accounting principles (“GAAP”).  The company has included this information to provide investors with data about the average costs associated with its mining activities so that investors may have information regarding the cash generating capabilities of the San Cristóbal mine. This information should not be considered in isolation or as a substitute for measures of performance that will be prepared in accordance with GAAP.  These measures are not necessarily indicative of operating profit or cash flow from operations to be determined under GAAP and may not be comparable to similarly titled measures of other companies.

The term “estimated cash operating cost” includes actual mining, milling and mine related overhead costs, mine royalty taxes, inland freight costs, and marketing costs incurred on concentrate production during the period.  Estimated cash operating costs also includes estimated ocean freight and insurance costs for concentrates produced during the period.  Estimated cash operating costs for silver also includes projected off-site costs related to silver refining charges.  Estimated cash operating costs for zinc also includes projected off-site costs related to treatment and smelting charges for zinc-silver concentrates.  Estimated cash operating costs exclude income taxes, depreciation, amortization and provisions for reclamation.   This measure differs from costs applicable to sales determined in accordance with GAAP.  Costs applicable to sales in accordance with GAAP reflect costs incurred for concentrates sold during the period, as opposed to produced, and includes actual costs for ocean freight and insurance.

In addition, costs applicable to sales do not include refining, treatment and smelting charges, which in accordance with GAAP are netted against revenue.

The average cash operating cost per ounce of silver is equal to the total of estimated cash operating costs for the period reduced by the estimated value of lead and zinc by-product credits for the period and divided by the number of “payable ounces” of silver.  The “payable ounces” are the estimated number of ounces of silver produced during the period reduced by the ounces required to cover estimated refining charges. The lead by-product credits are equal to the estimated revenue from “payable pounds” of lead produced during the period, less estimated treatment and smelting charges for lead-silver concentrates.   The “payable pounds” are the number of pounds of lead produced during the period, reduced by the estimated number of pounds required to cover refining and treatment charges.  The zinc by-product credits are equal to the estimated revenue from “payable pounds” of zinc produced during the period, less estimated treatment and smelting charges for zinc-silver concentrates.  The “payable pounds” are the number of pounds of zinc produced during the period, reduced by the estimated number of pounds required to cover refining and treatment charges.

The average cash operating cost per pound of zinc is equal to the total of estimated cash operating costs for the period, reduced by the estimated value of silver and lead by-product credits for the period, divided by the number of “payable pounds” of zinc.  The lead by-product credits are equal to the estimated revenue from “payable pounds” of lead produced during the period, less estimated treatment and smelting charges for lead-silver concentrates.  The silver by-product credits are equal to the estimated revenue from “payable ounces” of silver produced during the period, less estimated silver refining charges.

Forward Looking Statements

Apex Silver is a mining, exploration and development company. Its 65%-owned San Cristóbal mine is the world’s largest development in silver and zinc. The ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the company’s expected inability to comply with certain covenants of the Facility; anticipated additional funding requirements for San Cristóbal, including the expectation that the company’s current sources of funds will be insufficient to contribute its share of such additional funding; San Cristóbal anticipated production, including the adequacy of process water for production; San Cristóbal anticipated average cash operating costs; the lack of material impact on anticipated operating income of increased silica levels in concentrates; expected timing of recognition of deferred revenue; the anticipated settlement costs of metal derivative positions; the timing of effectiveness of and first borrowing under the MSC line of credit; and the timing and extent of activities in connection with the evaluation and expansion of the company’s exploration portfolio.

Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include the company’s ability to manage its liquidity to meet cash requirements, including, as necessary, a restructuring of its operations or indebtedness; the company’s ability to achieve certain amendments to the Facility to avoid any potential default from its failure to achieve “completion” as defined in the Facility or other covenants under the Facility, and its ability to comply with the amended covenants; the company’s ability to manage operational issues to avoid further impairments of its liquidity position; decreases in metals prices; problems or delays in achieving full mill throughput rates consistently and anticipated metals production and recovery rates at San Cristóbal; including shortages and other problems with reliability of process water; material handling problems in the stockpile reclaim system, difficulties in blending ore types and variations in ore grade; inability to improve recoveries without affecting throughput; plant availability and delivery of operating supplies to the site, operating or maintenance problems or delays; continued training needs of the plant workforce labor disputes or strikes; higher than anticipated mine,  concentrator and other operating costs; inability to complete planned exploration activities on exploration properties or at San Cristóbal; financial market conditions, including particularly credit markets if the company determine that it must restructure its indebtedness through additional debt financing; problems in emerging financial markets; and political unrest and uncertainty in Bolivia. The company assumes no obligation to update this information. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed for the year ended December 31, 2007 and the company’s Form 10-Q for the quarter ended June 30, 2008, each of which have been filed with the SEC.

CONTACT: Apex Silver Mines Corporation

Jerry W. Danni, (303) 839-5060

Sr. Vice President Corporate Affairs

SOURCE: Apex Silver Mines Corporation

APEX SILVER MINES LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

(Unaudited)

	June 30,	December 31,
	2008	2007
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$82,188	$40,736
Restricted cash	41,747	12,313
Investments	7,086	52,243
Trade receivables	1,126	3,110
Inventories	96,062	44,211
Derivatives at fair value	6,817	—
Deferred tax asset	9,843	—
Prepaid expenses and other assets	18,653	16,195
Total current assets	263,522	168,808
Property, plant and equipment, net	834,568	841,981
Ore stockpile inventories	93,697	76,914
Deferred financing costs	13,742	15,990
Value added tax recoverable	127,753	95,327
Restricted cash	60,677	91,000
Investments	22,229	24,407
Derivatives at fair value	5,481	8,475
Other	1,053	2,009
Total assets	$1,422,722	$1,324,911
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable and other accrued liabilities	$91,122	$55,957
Deferred revenue	52,667	—
Accrued interest payable	5,237	4,982
Derivatives at fair value	219,491	266,820
Current portion of long term debt	85,009	41,155
Total current liabilities	453,526	368,914
Long term debt	500,742	546,981
Derivatives at fair value	226,224	482,683
Deferred gain on sale of asset	945	945
Asset retirement obligation	8,306	6,981
Deferred tax liability	8,082	—
Other long term liabilities	4,499	2,508
Total liabilities	1,202,324	1,409,012
Minority interest in consolidated subsidiaries	97,358	—
Commitments and contingencies
Shareholders’ equity (deficit)
Ordinary Shares, $.01 par value, 175,000,000 shares authorized; 58,951,475 and 58,909,625 shares issued and outstanding at respective dates	590	589
Additional paid in capital	679,418	677,203
Accumulated deficit	(558,522)	(761,783)
Accumulated other comprehensive income (loss)	1,554	(110)
Total shareholders’ equity (deficit)	123,040	(84,101)
Total liabilities and shareholders’ equity (deficit)	$1,422,722	$1,324,911

APEX SILVER MINES LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except share data)		(in thousands, except share data)
Revenues:
Sales of concentrates	$59,678	$—	$196,531	$—
Costs and expenses:
Costs applicable to sales (exclusive of amounts shown separately below)	(62,605)	—	(131,760)	—
Exploration	(8,939)	(3,635)	(15,131)	(6,366)
Administrative	(5,738)	(5,446)	(10,526)	(11,736)
Gain (loss) on commodity derivatives	223,463	(165,647)	195,638	(57,341)
Gain on foreign currency derivatives and transactions	5,970	1,236	10,833	2,220
Asset retirement accretion expense	(197)	(146)	(366)	(285)
Depreciation, depletion and amortization	(7,332)	(76)	(18,735)	(190)
Total operating expenses, net	144,622	(173,714)	29,953	(73,698)
Income (loss) from operations	204,300	(173,714)	226,484	(73,698)
Other income and expenses:
Interest and other income	1,887	6,514	3,934	13,594
Loss on auction rate securities	(3,100)	—	(3,100)	—
Gain on sale of interest in subsidiary	63,071	—	63,071	—
Interest expense and other borrowing costs	(14,551)	—	(30,196)	—
Total other income and expenses	47,307	6,514	33,709	13,594
Income (loss) before minority interest and income taxes	251,601	(167,200)	260,193	(60,104)
Income taxes	(11,242)	(47)	(21,802)	(94)
Minority interest in loss (income) of consolidated subsidiaries	(62,824)	23,402	(35,130)	28,332
Net income (loss)	$177,541	$(143,845)	$203,261	$(31,866)
Other comprehensive income (loss):
Unrealized gain (loss) on securities	$2,232	$71	$1,664	$(161)
Comprehensive income (loss)	$179,773	$(143,774)	$204,925	$(32,027)
Net income (loss) per Ordinary Share — basic	$3.01	$(2.45)	$3.45	$(0.54)
Net income (loss) per Ordinary Share — diluted	$2.57	$(2.45)	$2.94	$(0.54)
Weighted average Ordinary Shares outstanding — basic	58,935,475	58,651,952	58,924,741	58,631,256
Weighted average Ordinary Shares outstanding — diluted	69,153,272	58,651,952	69,233,607	58,631,256